                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box: [ ]

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Sections 240.14a-11(c) or
      Sections 240.14a-12

                               GENERAL MAGIC, INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)      Title of each class of securities to which transaction applies:

                 --------------------------------------------------------------
         2)      Aggregate number of securities to which transaction applies:

                 --------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 --------------------------------------------------------------
         4)      Proposed maximum aggregate value of transaction:

                 --------------------------------------------------------------
         5)      Total fee paid:

                 --------------------------------------------------------------


[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

                 --------------------------------------------------------------
         2)      Form, Schedule or Registration Statement No.:

                 --------------------------------------------------------------
         3)      Filing Party:

                 --------------------------------------------------------------
         4)      Date Filed:

                 --------------------------------------------------------------

                               GENERAL MAGIC, INC.
                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086



                                                                     May 8, 1997




To Our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of GENERAL MAGIC, INC. on June 12, 1997 at the Sunnyvale Hilton Inn at 1250 Lakeside Drive, Sunnyvale, California 94086 at 2:00 p.m., Pacific Daylight Savings Time.

         The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 1996 GENERAL MAGIC, INC. Annual Report, which includes audited financial statements and certain other information.

         It is important that you use this opportunity to take part in the affairs of GENERAL MAGIC, INC. by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

         We look forward to seeing you at the meeting.

                                 Sincerely,

                                 /s/ Steven Markman

                                 Steven Markman
                                 Chairman, Chief Executive Officer and President

                               GENERAL MAGIC, INC.
                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 12, 1997

Dear Stockholder:

         You are invited to attend the Annual Meeting of Stockholders of General Magic, Inc. (the "Company"), which will be held on June 12, 1997, at 2:00 p.m. Pacific Daylight Savings Time at the Sunnyvale Hilton Inn at 1250 Lakeside Drive, Sunnyvale, California 94086, for the following purposes:

         1. To elect three (3) directors to hold office until the 1998 Annual Meeting and until their successors are elected and qualified.

         2. To vote upon a proposal to increase by 275,000 shares the aggregate number of shares issuable under the Company's 1994 Employee Stock Purchase Plan.

         3. To vote upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

         4. To transact such other business as may properly come before the meeting.

         Stockholders of record at the close of business on April 21, 1997, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of General Magic, Inc.

                                           By Order of the Board of Directors,


                                           /s/ Mary E. Doyle
                                           MARY E. DOYLE
                                           Secretary


Sunnyvale, California
May 8, 1997

STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                               GENERAL MAGIC, INC.
                              420 NORTH MARY AVENUE
                           SUNNYVALE, CALIFORNIA 94086


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         The accompanying proxy is solicited by the Board of Directors of General Magic, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held June 12, 1997, or any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is May 8, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                               GENERAL INFORMATION

         Annual Report. An annual report for the year ended December 31, 1996, is enclosed with this Proxy Statement.

         Voting Securities. Only stockholders of record as of the close of business on April 21, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 26,775,906 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $5,000, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Corporate Secretary of the Company at the Company's principal office, 420 North Mary Avenue, Sunnyvale, California 94086, of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS


         The Company has a Board of Directors consisting of five (5) directors, but effective as of this meeting, it will be reduced to consist of three (3) directors. Management's nominees for election at the Annual Meeting of Stockholders to the Board of Directors are Steven Markman, Carl F. Pascarella and Roel Pieper. The Board thanks Marc Porat and Jerry Baker for their services as directors.

         If elected, Management's nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1998 and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable to serve for any reason, or if another vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

         If a quorum is present and voting, the three (3) nominees for director receiving the highest number of votes will be elected as directors. Abstentions and shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.


         The table below sets forth, for the current directors whose terms will extend beyond this meeting and the nominees to be elected at this meeting, certain information with respect to age and background.



                                                                                                         DIRECTOR
DIRECTOR NAME                                  POSITION WITH THE COMPANY                        AGE       SINCE
------------------------------------------     -------------------------------------------      ---      --------
Steven Markman, Ph.D......................     Chairman, Chief Executive Officer, President      51        1996
                                               and Acting Chief Financial Officer

Carl F. Pascarella........................     Director                                          54        1994

Roel Pieper, Ph.D.........................     Director                                          41        1996

         Steven Markman joined the Company in September 1996 as Chairman, Chief Executive Officer and President. In December 1996, Dr. Markman assumed the responsibilities of Acting Chief Financial Officer of the Company. Prior to joining the Company, Dr. Markman served as Executive Vice President and General Manager of the Products Group of Novell, Inc. ("Novell") from January 1996 to September 1996. Prior to that, Dr. Markman was Executive Vice President and General Manager of the Information Access and Management Group at Novell from August 1994 to January 1996. Dr. Markman served as Vice President of Engineering at First Pacific Networks from March 1994 to August 1994, and was a principal at Venture Consulting from September 1993 to March 1994. From February 1993 until May 1993, Dr. Markman was acting Chief Executive Officer of Adaptive Corporation which was merged with Network Equipment Technologies ("NET") in May 1993. Dr. Markman served as Senior Vice President and General Manager of the Network Systems Group of NET from April 1991 to May 1993.

         Carl F. Pascarella has served as a director of the Company since July 1994. Mr. Pascarella has been President and Chief Executive Officer of VISA U.S.A. since September 1993, and served as President of VISA International's Asia-Pacific region from 1983 until September 1993.

         Roel  Pieper  has  served as a  director  of the  Company  since
March 1996. Dr. Pieper has been Chief Executive Officer of Tandem Computers Incorporated ("Tandem") since January 1996. From 1993 until he joined Tandem in 1996, Dr. Pieper served as President and Chief Executive Officer of Tandem's wholly-owned subsidiary, UB Networks. Before joining UB Networks, Dr. Pieper was President and Chief Executive Officer at AT&T's UNIX Systems Laboratories (USL) from January 1991 to August 1993. From April 1981 to December 1990, Dr. Pieper was Chief Technical Officer at Software, AG. Dr. Pieper is a member of the board of directors of Lincoln National Corporation, Smart Valley, Unify, Veritas Software and ViewSoft, as well as Tandem.

BOARD OF DIRECTOR'S COMMITTEES AND MEETINGS

         During the year ended December 31, 1996, the Board of Directors held ten meetings. Each incumbent director attended at least 75% of the aggregate of such meetings of the Board and any Committee of the Board on which he served except Jerry Baker.

         The Company has a Nominating Committee, an Audit Committee and a Compensation Committee.

         The Nominating Committee's function is to recommend from time to time candidates for nomination for election as directors of the Company. The members of the Nominating Committee at the end of fiscal 1996 were Messrs. Markman, Pascarella and Pieper. During the year ended December 31, 1996, the Nominating Committee held two meetings.

         The Audit Committee's function is to review with the Company's independent auditors and management the annual financial statements and independent auditors' opinion, review the scope and results of the examination of the Company's financial statements by the independent auditors, approve all professional services and related fees of the independent auditors, recommend the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee at the end of fiscal 1996 were Messrs. Baker, Pascarella and Pieper. During the year ended December 31, 1996, the Audit Committee met once.

         The Compensation Committee's function is to review and approve salary levels and stock option grants for employees of the Company. The members of the Compensation Committee at the end of fiscal 1996 were Messrs. Baker, Pascarella and Pieper. During the year ended December 31, 1996, the Compensation Committee held five meetings. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

                                 PROPOSAL NO. 2
                 AMENDMENT OF 1994 EMPLOYEE STOCK PURCHASE PLAN

         The Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors of the Company in November 1994 and approved by the stockholders of the Company in January 1995. As of April 17, 1997, a total of 151,017 shares of Common Stock had been issued under the Purchase Plan and only 78,983 shares remained available for future purchases.

         The Board of Directors believes that ability to participate in the Purchase Plan is an important factor in assisting the Company to attract and retain qualified employees essential to the success of the Company. Accordingly, the Board of Directors has amended the Purchase Plan, subject to stockholder approval, to make available an additional 275,000 shares of Common Stock under the Purchase Plan. The Board of Directors believes that this amendment to the Purchase Plan is in the best interests of the Company and its stockholders because the additional shares are needed to ensure that the Company can continue to operate the plan.

SUMMARY OF THE PROVISIONS OF THE PURCHASE PLAN

         The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

         General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an "Offering") the right to purchase through accumulated payroll deductions up to that number of shares of the Common Stock of the Company (a "Purchase Right") determined on the first day of the Offering. The Purchase Right is automatically exercised on the last day of each purchase period during the Offering unless the participant has withdrawn from participation in the Offering prior to such date.

         Administration. The Purchase Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.

         Eligibility. Any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan is eligible to participate in the plan so long as the employee is customarily employed for at least 20 hours per week and five months in each calendar year and is not a "highly compensated employee" within the meaning of Section 414(q) of the Code holding an office of vice president or higher, including the Company's chief executive officer and chief operating officer. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of March 31, 1997, approximately 106 employees were eligible to participate in the Purchase Plan.

         Shares Subject to Plan. Currently, no more than 230,000 of shares of the Company's Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure or in the event of any merger, sale of assets or other reorganization of the Company. However, as of April 17, 1997, only 78,983 shares remained available under the Purchase Plan. To provide a sufficient number of shares for anticipated operation of the plan over the next two years, the Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 275,000 the maximum number of shares of Common Stock issuable thereunder. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Purchase Plan.

         Offerings. Generally, each Offering of Common Stock under the Purchase Plan is for a period of 24 months (an "Offering Period"). A new Offering Period generally commences on or about February 1 and August 1 of each year (an "Offering Date"). Each Offering Period generally is comprised of four consecutive six-month "Purchase Periods" ending on or about the last day of January and July of each year, on which shares are purchased under the plan (a "Purchase Date"). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period or Purchase Period.

         Participation and Purchase of Shares. Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 10% (or such other rate as the Board determines) of an employee's compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.

         Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the lesser of (i) a number of whole shares determined by dividing $50,000 by the fair market value of a share of Common Stock on the Offering Date or (ii) that number of shares arrived at by dividing 10% of the participant's "anticipated compensation" for the Offering Period by $8.40 (representing 60% of the offering price as set forth in the final prospectus filed with the United States Securities and Exchange Commission in connection with the Company's initial public offering of Common Stock). For this purpose, a participant's "anticipated compensation" is determined by multiplying the participant's compensation for the first payday following the Offering Date by the number of paydays in the Offering Period. However, as required by Section 423 of the Code, the Purchase Plan provides that no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the Offering Date of the Offering Period in which the shares are purchased).

         On each Purchase Date during an Offering Period, the Company issues to each participant in the Offering the number of shares of the Company's Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan in any Offering is established by the Board prior to the Offering Date but may not be less than 85% of the lesser of the fair market value per share of the Company's Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase an additional whole share of Common Stock, in which case the remaining amount may be applied to the next Purchase Period.

         A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering. The Purchase Plan provides that if the fair market value of a share of Common Stock on a Purchase Date (other than the final Purchase Date of an Offering) is less than the fair market value on the Offering Date, then after purchasing shares on that Purchase Date, each participant who does not elect to remain in the old Offering will be withdrawn from the old Offering and enrolled in the next Offering commencing under the plan.

         Transfer of Control. The Purchase Plan defines as a "Transfer of Control" of the Company any of the following events: (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger or consolidation in which the Company is the surviving corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the Company's voting stock, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, (iv) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the Company's voting stock after such sale or exchange, or

(v) a liquidation or dissolution of the Company. Upon the occurrence of a Transfer of Control, the Board may arrange with the surviving, continuing, successor, or purchasing corporation (the "Acquiring Corporation") for the Acquiring Corporation to assume the Company's rights and obligations under the Purchase Plan. All Purchase Rights will terminate effective as of the date of the Transfer of Control to the extent that they are neither exercised as of the date of the Transfer of Control nor assumed by the Acquiring Corporation.

         Termination or Amendment. The Purchase Plan will continue until terminated by the Board or until all of the shares reserved for issuance under the plan have been issued. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan. No termination or amendment of the Purchase Plan may adversely affect any outstanding Purchase Right except as necessary to qualify the plan as an employee stock purchase plan within the meaning of Section 423 of the Code.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PURCHASE PLAN

         The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

         Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant's death.

         If the exercise of the Purchase Right does not constitute an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonqualified stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

         A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Both long-term and short-term capital gains are at present generally subject to the same tax rates as ordinary income, except that long-term capital gains are currently subject to a maximum tax rate of 28%.

         If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal.

         The Board of Directors believes that approval of the increase in the number of shares issuable under the Purchase Plan is in the best interests of the stockholders and General Magic, Inc. for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF AN INCREASE BY 275,000 IN THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE PURCHASE PLAN.

                                 PROPOSAL NO. 3
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1997. KPMG Peat Marwick LLP has acted in such capacity since its appointment during the fiscal year ended December 31, 1990. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

         The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of February 28, 1997, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) the Chief Executive Officer, the four other highest compensated executive officers of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000, the former Chief Executive Officer and two former executive officers of the Company whose salary and bonus for the year ended December 31, 1996 exceeded $100,000 but who were not executive officers at December 31, 1996 (the "Named Executive Officers"), and (iv) all executive officers and directors of the Company as a group.

NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                                                    SHARES OWNED(2)
--------------------------------------------------------------------------------   --------------------------------
                                                                                      NUMBER OF      PERCENTAGE OF
                                                                                        SHARES           CLASS
                                                                                   --------------   ---------------
5% STOCKHOLDERS

Trimark Financial Corporation(3) ...............................................         2,243,400           8.4%
         One First Canadian Place
         Suite 5600, P. O. Box 487
         Toronto, Ontario M5XIE5



Sony Corporation(4) ............................................................         1,778,940           6.7
         6-7-35 Kitashinagawa
         Shinagawa-ku
         Tokyo, 141 Japan



Andrew J. Hertzfeld(5) .........................................................         1,579,350           5.9



OFFICERS AND DIRECTORS

Steven Markman, Ph.D.(6) .......................................................           135,000             *

Martha E. Coleman ..............................................................                --             *

Anthony M. Rutkowski............................................................                --             *

Steven D. Schramm(7) ...........................................................            41,921             *

James E. White .................................................................           110,150             *

Jerry Baker, Ph.D.(8) ..........................................................             5,417             *

Carl F. Pascarella(9) ..........................................................            13,750             *

Roel Pieper, Ph.D.(10) .........................................................             5,417             *

Marc U. Porat, Ph.D.(11) .......................................................         1,023,457           3.8

Robert G. Kelsch(12)...........................................................                 --             *

Executive officers and directors as a group (14 persons)(13)....................         1,335,112           5.0




------------------

* Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is in care of the Company at 420 North Mary Avenue, Sunnyvale, California 94086.

(2) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) According to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the "Commission") on February 7, 1997, Trimark Financial Corporation has sole power to vote and dispose of all 2,243,400 shares.

(4) According to Amendment No. 1 to Schedule 13G filed with the Commission on February 13, 1997, Sony Corporation has sole power to vote and dispose of all 1,778,940 shares.

(5) Mr. Hertzfeld disclaims beneficial ownership of 100,000 shares registered in the name of Maurice S. Hertzfeld, as Trustee of the Bruce Hertzfeld Trust, the Ilene Hertzfeld Trust and the Robert Hertzfeld Trust, and Raymond Kelly, as Trustee of the Joyce McClure Trust. Mr. Hertzfeld resigned as Vice President and Chief Technical Officer, Magic Cap Technology in December 1996.

(6) Includes 135,000 shares of restricted stock, of which 67,500 shares will vest in September 1997 and 67,500 will vest in September 1998, assuming Dr. Markman's continued employment with the Company.

(7) Includes 28,021 shares subject to stock options exercisable within 60 days of February 28, 1997.

(8) Includes 5,417 shares subject to stock options exercisable within 60 days of February 28, 1997.

(9) Includes 13,750 shares subject to stock options exercisable within 60 days of February 28, 1997.

(10) Includes 5,417 shares subject to stock options exercisable within 60 days of February 28, 1997.

(11) Dr. Porat disclaims beneficial ownership of 3,718 shares registered in the name of Ruth Myra Porat, as Custodian for Jason Marc Elliott, and 3,718 shares registered in the name of Ruth Myra Porat, as Custodian for Liana Marian Elliott.

(12) Mr. Kelsch resigned as the Company's President and Chief Operating Officer in September 1996.

(13) Includes 52,605 shares subject to stock options exercisable within 60 days of February 28, 1997 and 135,000 shares of restricted stock owned by Dr. Markman. Does not include any shares owned by David Duckworth, who resigned from the Company on March 28, 1997.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the total compensation of the Named Executive Officers for the years ended December 31, 1996, 1995 and 1994:

                                                    SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                                 -----------------------------      --------------------------

                                                                                     RESTRICTED    SECURITIES
                                                                                       STOCK       UNDERLYING     ALL OTHER
          NAME AND PRINCIPAL POSITION             YEAR       SALARY       BONUS       AWARD(S)      OPTIONS     COMPENSATION
          ---------------------------             ----       ------       -----       --------      -------     ------------

 Steven Markman, Ph.D.(1)......................   1996      $77,307    $60,000(2)      135,000(3)  1,500,000(4)   $50,000(5)
      Chairman, Chief Executive Officer,
      President and Acting Chief Financial
      Officer
 Martha E. Coleman(6)..........................   1996       93,462     57,750(2)          --        260,000(7)       --
      Vice President, Corporate Marketing
 Anthony M. Rutkowski(8).......................   1996      133,961     57,750(2)          --        340,000(9)       --
      Vice President, Internet Business
      Development
 Steven D. Schramm.............................   1996      148,365     72,250(2)          --        210,000(10)      --
      Vice President and General Manager,         1995      136,365     51,363(11)         --         37,500          --
      Communication Products Division             1994      114,731     10,356(12)         --         62,500          --
 James E. White................................   1996      141,346     59,575(2)          --        127,500(13)      --
      Vice President and Chief Technical          1995      134,904     30,625(11)         --             --          --
      Officer, Agent Technology                   1994      127,346     22,521(12)         --         67,500          --
 Former Officers:
 Andrew J. Hertzfeld(14)                          1996      130,326     26,250(2)          --             --          --
      Vice President and Chief Technical          1995      135,096     36,000(11)         --             --          --
      Officer, Magic Cap Technology               1994      139,712     35,000(12)         --             --          --
 Robert G. Kelsch(15)..........................   1996      121,846     50,000(2)          --        250,000(16)      --
      President and Chief Operating Officer       1995       36,923        --                        250,000          --
 Marc Porat, Ph.D.(17).........................   1996      141,345        --              --             --      175,000(18)
      Chief Executive Officer                     1995      175,481     93,750(11)         --             --          --
                                                  1994      199,085     75,000(12)         --             --          --



(1)      Dr. Markman joined the Company in September 1996.

(2)      Includes bonuses earned, but not paid in fiscal 1996.

(3) As part of his compensation arrangement, the Company granted Dr. Markman the right to acquire 135,000 shares of restricted Common Stock. In March 1997, Dr. Markman exercised his right and acquired the restricted stock. 67,500 shares of the restricted stock will vest in September 1997 and 67,500 shares of the restricted stock will vest in September 1998, assuming Dr. Markman's continued employment with the Company.

(4) Includes an option for 750,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 750,000 shares granted earlier in the year. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(5) Represents payment for costs incurred in connection with Dr. Markman's employment transition.

(6)      Ms. Coleman joined the Company in April 1996.

(7) Includes options for an aggregate of 130,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 130,000 shares granted earlier in the year. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(8)      Mr. Rutkowski joined the Company in January 1996.

(9) Includes options for an aggregate of 100,000 shares of Common Stock which were repriced in February 1996, replacing options for an aggregate of 100,000 shares granted earlier in the year, and options for an aggregate of 120,000 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 120,000 shares granted earlier in the year. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(10) Includes options for an aggregate of 37,500 shares of Common Stock which were repriced in February 1996, replacing options for an aggregate of 37,500 shares granted in 1995, and options for an aggregate of 142,500 shares of Common Stock which were repriced in November 1996, replacing options for 67,500 shares granted in 1996, 62,500 shares granted in 1994 and 12,500 shares granted in 1993. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(11)     Includes bonuses earned, but not paid in fiscal 1995.

(12)     Includes bonuses earned, but not paid in fiscal 1994.

(13) Includes options for an aggregate of 97,500 shares of Common Stock which were repriced in November 1996, replacing options for an aggregate of 30,000 shares granted in 1996 and an aggregate of 67,500 shares granted in 1994. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(14) Mr. Hertzfeld resigned as Vice President and Chief Technical Officer, Magic Cap Technology in December 1996, and resigned from the Company in March 1997.

(15) Mr. Kelsch joined the Company in October 1995 and resigned in September 1996.

(16) Includes options for an aggregate of 250,000 shares of Common Stock which were repriced in February 1996, replacing options for an aggregate of 250,000 shares granted in fiscal 1995. See "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(17) Dr. Porat resigned as the Company's President and Chief Executive Officer in September 1996.

(18) Represents consulting fees earned subsequent to Dr. Porat's resignation.

         The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1996 to the Named Executive Officers:


                                         OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS IN FISCAL 1996
                                ---------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                                OPTIONS                                      OF STOCK PRICE
                                              GRANTED TO                                    APPRECIATION FOR
                                               EMPLOYEES                                     OPTION TERM(3)
                                 OPTIONS       IN FISCAL    EXERCISE    EXPIRATION    ------------------------------
NAME                            GRANTED(1)       YEAR       PRICE(2)       DATE            5%               10%
----------------------------  ------------     --------      --------    ----------   -------------    -------------
 Steven Markman, Ph.D.......   750,000           10.1%         $3.7500     09/13/06     $1,768,766       $4,482,401
                               750,000(4)(5)     10.1           2.8438     11/12/06      1,342,267        3,402,103



 Martha E. Coleman..........   100,000            1.3           5.0000     04/17/06        314,447          796,871
                                30,000            0.4           6.1250     06/14/06        115,559          292,850
                               100,000(4)(6)      1.3           2.8438     11/12/06        178,969          453,614
                                30,000(4)(6)      0.4           2.8438     11/12/06         53,691          136,084

 Anthony M. Rutkowski.......   100,000            1.3          10.5000     01/05/06        660,339        1,673,430
                               100,000(7)(8)      1.3           7.4375     02/27/06        467,740        1,185,346
                                20,000            0.3           6.1250     06/14/06         77,040          195,233
                               100,000(4)(9)      1.3           2.8438     11/12/06        178,969          453,614
                                20,000(4)(9)      0.3           2.8438     11/12/06         35,794           90,723

 Steven D. Schramm..........    37,500(7)(10)     0.5           7.4375     02/27/06        175,403          444,505
                                30,000            0.4           6.1260     06/14/06        115,559          292,850
                                12,500(4)(11)     0.2           2.8438     11/12/06         22,371           56,702
                                 5,000(4)(11)     0.1           2.8438     11/12/06          8,948           22,681
                                 3,750(4)(11)     0.1           2.8438     11/12/06          6,711           17,011
                                10,000(4)(11)     0.1           2.8438     11/12/06         17,897           45,361
                                22,500(4)(11)     0.3           2.8438     11/12/06         40,268          102.063
                                21,250(4)(11)     0.3           2.8438     11/12/06         38,031           96,393
                                30,000(4)(11)     0.4           2.8438     11/12/06         53,691          136,084
                                37,500(4)(11)     0.5           2.8438     11/12/06         67,113          170,105

 James E. White.............    30,000            0.4           6.1250     06/14/06        115,559          292,850
                                67,500(4)(12)     0.9           2.8438     11/12/06        120,804          306,189
                                30,000(4)(12)     0.4           2.8438     11/12/06         53,691          136,084

 Former Officers:

 Andrew J. Hertzfeld........          --          --               --         --            --                --

 Robert G. Kelsch...........   250,000(7)(13)     3.4           7.4375     02/27/06      1,169,351        2,963,365

 Marc U. Porat, Ph.D........          --          --               --         --            --                --

------------------------

(1) Generally, initial grants of options granted in 1996 under the Company's Amended and Restated 1990 Stock Option Plan (the "Option Plan") vest at the rate of one-fourth on the first anniversary of the optionee's date of hire and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company; subsequent option grants generally vest over a four year period at the rate of one fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms of outstanding options.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionees' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) In November 1996, as a result of the continued decline in the fair market value of the Company's Common Stock, the Compensation Committee determined it was in the best interests of the Company to offer all current option holders the opportunity to exchange outstanding options with an exercise price above the then current trading price for options with an exercise price equal to the then current fair market value. Under the Committee's action, optionees who agreed to the cancellation of their outstanding options received in exchange a new option exercisable for the same number of shares with an exercise price of $2.8438 per share, the fair market value of the Company's Common Stock on November 12, 1996, the date of the exchange. Vesting continued in accordance with the terms of the forfeited option. Messrs. Markman, Rutkowski, Schramm and White, and Ms. Coleman, participated in the exchange. For details concerning the repricing of options, see the "TEN-YEAR OPTION REPRICINGS" table and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(5) Reflects options which were repriced in November 1996, replacing options granted in September 1996.

(6) Reflects options which were repriced in November 1996, replacing options granted in April and June 1996.

(7) In February 1996, as a result of a broad decline in the fair market value of the Company's stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current option holders the opportunity to exchange outstanding options with an exercise price above the then current trading price for options with an exercise price equal to the then current fair market value. Under the Committee's action, optionees who agreed to the cancellation of their outstanding options received in exchange a new option exercisable for the same number of shares with an exercise price of $7.4375 per share, the fair market value of the Company's Common Stock on February 27, 1996, the date of the exchange. Vesting began for the new options on the date of the exchange. Therefore, in effect, optionees who agreed to the exchange received a lower exercise price and gave up any vesting accrued through the date of their canceled options. Messrs. Rutkowski and Schramm participated in the exchange. For details concerning the repricing of options, see the "TEN-YEAR OPTION REPRICINGS" table and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(8) Reflects options which were repriced in February 1996, replacing options granted in January 1996.

(9) Reflects options which were repriced in November 1996, replacing options granted in February and June 1996.

(10) Reflects options which were repriced in February 1996, replacing options granted in September and November 1995.

(11) Reflects options which were repriced in November 1996, replacing options granted in October 1993, February 1994, August 1994, September 1994, October 1994, December 1994, February 1996 and June 1996.

(12) Reflects options which were repriced in November 1996, replacing options granted in March 1994 and June 1996.

(13) Reflects options which were repriced in February 1996, replacing options granted in October 1995.

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 1996, and unexercised options held as of December 31, 1996, by the Named Executive Officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                                   OPTIONS AT 12/31/96               OPTIONS AT 12/31/96(1)
                                                             -------------------------------    ---------------------------------
                                      SHARES
                                   ACQUIRED ON      VALUE
NAME                                 EXERCISE    REALIZED(2)  EXERCISABLE(3) UNEXERCISABLE(3)   EXERCISABLE(4)   UNEXERCISABLE(4)
-------------------------------   ------------   -----------  -------------  ----------------   -------------    -----------------
Steven Markman, Ph.D.......               --           --             --         750,000                  --              --

Martha E. Coleman..........               --           --             --         130,000                  --              --

Anthony M. Rutkowski.......               --           --             --         120,000                  --              --

Steven D. Schramm..........           10,000      $42,250         22,708         143,542             $28,617          $1,055

James E. White.............           10,000       58,375         75,000          97,500             165,938              --

Former Officers:

Andrew J. Hertzfeld........               --           --             --              --                  --              --

Robert G. Kelsch...........               --           --             --              --                  --              --

Marc U. Porat, Ph.D........               --           --             --              --                  --              --


------------------------

(1) Based on the per share closing price of $2.3125, as reported on the Nasdaq National Market, on December 31, 1996, less exercise price.

(2)      Fair market price on date of exercise, less exercise price.

(3) Includes options granted at an exercise price greater than the per share closing price of $2.3125, as reported on the Nasdaq National Market, on December 31, 1996.

(4) Does not include options that had an exercise price greater than the per share closing price of $2.3125, as reported on the Nasdaq National Market, on December 31, 1996.

         The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since February 9, 1995, the date of the Company's initial public offering:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                    LENGTH OF
                                               NUMBER OF                                                            ORIGINAL OPTION
                                               SECURITIES       MARKET PRICE                                        TERM REMAINING
                                               UNDERLYING       OF STOCK AT        EXERCISE                         AT DATE OF
                                               OPTIONS          TIME OF            PRICE AT TIME      NEW           REPRICING OR
NAME AND                    REPRICING          REPRICED         REPRICING OR       OF REPRICING       EXERCISE      AMENDMENT
POSITION                    DATE               OR AMENDED (#)   AMENDMENT($)       OR AMENDMENT (#)   PRICE ($)     (MONTHS)
--------------------------  -------------      --------------   -------------      -----------------  -----------    ---------------
Steven Markman, Ph.D.       11/12/96(1)        750,000           $2.8438           $3.7500            $2.8438        118
   Chairman of the Board,
   Chief Executive
   Officer, President and
   Acting Chief Financial
   Officer


Martha E. Coleman           11/12/96(1)         48,000            2.8438            5.0000             2.8438        113
   Vice President,                              52,000            2.8438            5.0000             2.8438        113
   Corporate Marketing                          30,000            2.8438            6.1250             2.8438        115

Anthony M. Rutkowski        2/27/96(2)          29,333            7.4375           10.5000             7.4375        118
   Vice President,                              70,667            7.4375           10.5000             7.4375        118
   Internet Business
   Development
                            11/12/96(1)         20,000            2.8438            6.1250             2.8438        115
                                                29,333            2.8438            7.4375             2.8438        112
                                                70,667            2.8438            7.4375             2.8438        112

Steven D. Schramm           2/27/96(2)          10,000            7.4375           16.3125             7.4375        114
   Vice President and                           27,500            7.4375           14.3125             7.4375        116
   General Manager,
   Communication Products   11/12/96(1)         12,500            2.8438            6.0000             2.8438         83
   Division                                      5,000            2.8438            8.5000             2.8438         87
                                                 3,750            2.8438            9.5000             2.8438         93
                                                10,000            2.8438            9.5000             2.8438         94
                                                22,500            2.8438            9.5000             2.8438         96
                                                 7,750            2.8438            9.5000             2.8438         97
                                                13,500            2.8438            9.5000             2.8438         97
                                                 5,484            2.8438            6.1250             2.8438        115
                                                24,516            2.8438            6.1250             2.8438        115
                                                10,000            2.8438            7.4375             2.8438        112
                                                27,500            2.8438            7.4375             2.8438        112

James E. White              11/12/96(1)         23,750            2.8438            9.5000             2.8438         89
   Vice President and                           43,750            2.8438            9.5000             2.8438         89
   Chief Technical                              14,232            2.8438            6.1250             2.8438        115
   Officer, Agent                               15,768            2.8438            6.1250             2.8438        115
   Technology

Mary E. Doyle               11/12/96(1)         47,554            2.8438            5.9375             2.8438        116
   General Counsel and                          52,446            2.8438            5.9375             2.8438        116
   Secretary

Jeffrey F. McElroy          11/12/96(1)         47,555            2.8438            5.9375             2.8438        116
   Vice President and                           12,445            2.8438            5.9375             2.8438        116
   General Manager,                             90,000            2.8438            4.4531             2.8438        116
   Internet Applications
   and Services

Elena M. Morera             11/12/96(1)         45,632            2.8438            6.1875             2.8438        116
   Vice President, Human                         4,368            2.8438            6.1875             2.8438        116
   Resources

                                                                                                               LENGTH OF
                                             NUMBER OF                                                         ORIGINAL OPTION
                                             SECURITIES       MARKET PRICE                                     TERM REMAINING
                                             UNDERLYING       OF STOCK AT     EXERCISE                         AT DATE OF
                                             OPTIONS          TIME OF         PRICE AT TIME     NEW            REPRICING OR
NAME AND                    REPRICING        REPRICED         REPRICING OR    OF REPRICING      EXERCISE       AMENDMENT
POSITION                    DATE             OR AMENDED (#)   AMENDMENT($)    OR AMENDMENT (#)  PRICE ($)      (MONTHS)
--------------------------  -------------    ---------------  -------------   ----------------  ------------   ---------------

Former Executive
Officers(3):

David P. Duckworth(4)       11/12/96(1)       85,330          2.8438           3.7500           2.8438         119
                                              64,670          2.8438           3.7500           2.8438         119

Lucia Hicks-Williams(5)     2/27/96(2)         9,008          7.4375          16.3125           7.4375         114
                                              40,992          7.4375          16.3125           7.4375         114
                                              39,950          7.4375          14.3125           7.4375         116

Robert G. Kelsch(6)         2/27/96(2)        29,333          7.4375          14.8250           7.4375         115
                                             220,667          7.4375          14.8250           7.4375         115

Dennis R. Raney(7)          2/27/96(2)        29,334          7.4375          13.6875           7.4375         118
                                             120,666          7.4375          13.6875           7.4375         118




(1) Options that were repriced in November 1996 continue to vest in accordance with their original vesting schedule provided that the exchanged options may not be exercised until the earlier of (i) six months from the date of the repricing or (ii) the date the optionee is involuntarily terminated by the Company. See also "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(2) Options that were repriced in February 1996 generally provided for vesting at a rate of 25% on the first anniversary of the date of repricing and 2.08% each month thereafter, and optionees forfeited any accrued vesting on their canceled options. Such options held by persons still employed by the Company were further repriced in November 1996. See also "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS."

(3) None of the options granted to these former executive officers of the Company were exercised by such former officers.

(4) Mr. Duckworth resigned as the Company's Vice President, Worldwide Field Operations in March 1997.

(5) Ms. Hicks-Williams resigned as the Company's Vice President and General Manager, Active Internet Products Division in September 1996.

(6) Mr. Kelsch resigned as the Company's President and Chief Operating Officer in September 1996.

(7) Mr. Raney resigned as the Company's Vice President, Finance and Administration, Chief Financial Officer and Secretary in May 1996.

COMPENSATION OF DIRECTORS.

         The directors of the Company did not receive any cash compensation for their services as members of the Board of Directors of the Company in the year ended December 31, 1996. The Company's 1994 Outside Directors Stock Option Plan, as amended (the "Directors Plan") provides for initial and annual automatic grants of nonqualified stock options to directors of the Company who are not employees of the Company or of any affiliated corporation. However, any nonemployee director will be ineligible to participate in the Directors Plan if the director's employer is a stockholder of the Company or an affiliated corporation of a stockholder of the Company, or if the director's employer holds a technology license from the Company or is an affiliated corporation of such license holder. During the fiscal year ended December 31, 1996, each of Messrs. Baker and Pieper received an initial option grant for 20,000 shares of Common Stock under the Directors Plan on March 28, 1996, with an exercise price of $5.875. As a result of the stockholders' approval of an amendment to the Directors Plan, on May 23, 1996, Messrs. Baker and Pieper received an automatic grant for 20,000 shares of Common Stock under the Directors Plan, and Mr. Pascarella received an automatic grant for 15,000 shares of Common Stock under the Directors Plan, each with an exercise price of $5.625. On July 7, 1996, Mr. Pascarella received an automatic option grant for 10,000 shares of Common Stock under the Directors Plan with an exercise price of $6.4375.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

         In September 1996, the Company entered into an employment agreement with Steven Markman commencing September 19, 1996. Dr. Markman serves as the Company's Chairman of the Board of Directors, President and Chief Executive Officer for an annual salary of $300,000, and during the first of twelve months of his employment, a guaranteed bonus of not less than twenty percent (20%) of Dr. Markman's then current salary. In accordance with his employment agreement, the Company granted Dr. Markman options for 750,000 shares of the Company's Common Stock. See EXECUTIVE COMPENSATION AND OTHER MATTERS -- "Option Grants in Last Fiscal Year." In addition, as further required by his employment agreement, the Company granted Dr. Markman the right to purchase up to 135,000 restricted shares of the Company's Common Stock at a price of $0.10 per share. Dr. Markman exercised this right in March 1997. Either party may terminate the employment agreement at any time, provided that, if prior to September 19, 2000, the Company terminates the agreement other than for cause or Dr. Markman resigns for good reason (as defined in the agreement), then (i) Dr. Markman will be entitled to receive his final salary rate for the remaining term of the agreement, provided such period of salary continuance will not be less than one year or more than two years, as well as any bonus he would otherwise have earned in the year of his termination, and (ii) all restricted stock and all stock options previously granted to Dr. Markman by the Company will continue to vest during the period of salary continuance, and such stock options will remain exercisable for a period of 18 months following the later of the date Dr. Markman is terminated as the Company's Chief Executive Officer or the date of such option vesting. If Dr. Markman's employment is terminated by the Company without cause or if Dr. Markman resigns for good reason during the period beginning 30 days prior to the first public announcement that the Company has entered into an agreement that would result in a change in control (as defined in the agreement) and ending one year following the change in control, Dr. Markman is entitled to the same benefits described in the preceding sentence, except that all of his unvested outstanding stock options and restricted stock will be immediately vested.

         Effective September 19, 1996, Marc Porat resigned as the Company's Chief Executive Officer and Chairman of the Board of Directors. The Company entered into a consulting agreement with Dr. Porat effective October 1, 1996 through September 30, 1997. Under the agreement, Dr. Porat will act as a consultant to the Company and be paid a monthly consulting fee of $58,333 from October 1, 1996 through December 31, 1996 and $19,444 from January 1, 1997 through September 30, 1997. Dr. Porat is no longer an employee of the Company.

         In connection with the employment of Ms. Doyle and Ms. Morera, the Company agreed that if it terminates either of them prior to August 1997 for any reason other than for just cause or upon their death, disability or voluntary resignation, each of Ms. Doyle and Ms. Morera would be entitled to a continuation of their base salary for a period of six months, such amount to be reduced by the base salary received by either of them from a third party during that period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         In each of September 1992 and May 1993, the Company loaned Dr. Porat $55,000 at interest rates of 5.98% and 5.38% per annum, respectively, pursuant to promissory notes originally due in 1999 and 2000. In connection with Dr. Porat's resignation from the Company, the promissory notes were amended to reflect that the loans are due on December 31, 1997 and that Dr. Porat is obligated under one note and Ms. Slater, Dr. Porat's former wife, is obligated under the other note.

         In April 1996, the Company loaned Mr. White $130,000 at an interest rate of 5.26% per annum, pursuant to a promissory note due in July 1996. Mr. White repaid the loan in full in June 1996.

         The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors of the Company under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions. The policy has a coverage limit of $15,000,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that initial statements of beneficial ownership of securities for Jerry Baker, Jeffrey F. McElroy, Elena M. Morera, Roel Pieper, Dennis R. Raney and John C. Zimmerman were not timely filed. One statement of changes in beneficial ownership for director and former officer Marc Porat was not timely filed reporting an aggregate of seven transactions.

CHANGES TO BENEFIT PLAN.

         The Board of Directors has amended the 1994 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval, to increase by 275,000 the number of shares reserved for issuance under the Purchase Plan from 230,000 to 505,000 shares. See "PROPOSAL No. 2 -- AMENDMENT OF 1994 EMPLOYEE STOCK PURCHASE PLAN." As of the date of this proxy statement, none of the additional shares have been purchased under the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. No employee purchased more than 5% of the total stock purchased under the Purchase Plan. Purchases under the Purchase Plan are made at the discretion of participants. ACCORDINGLY, FUTURE PURCHASES UNDER THE PURCHASE PLAN ARE NOT YET DETERMINABLE.

         The following table summarizes the amount of benefits received by various persons under the Option Plan and the Purchase Plan since the inception of such plans through the year ended December 31, 1996.




                                                                                                     PURCHASE PLAN
                                                                                           -----------------------------------
                                                                                             EXERCISE PRICE      NO. OF SHARES
 NAME AND POSITION                                                                            (PER SHARE)          PURCHASED
 -----------------                                                                         ----------------     ---------------
    Steven Markman,Ph.D..................................................................           --             --
         Chairman, Chief Executive Officer, President and Acting Chief Financial Officer
    Martha E. Coleman....................................................................           --             --
         Vice President, Corporate Marketing
    Anthony M. Rutkowski.................................................................           --             --
         Vice President, Internet Business Development
    Steven D. Schramm....................................................................           --             --
         Vice President and General Manager, Communication Products Division
    James E. White.......................................................................           --             --
         Vice President and Chief Technical Officer, Agent Technology
    Andrew J. Hertzfeld..................................................................           --             --
         Former Vice President and Chief Technical Officer, Magic Cap Technology
    Robert G. Kelsch.....................................................................           --             --
         Former President and Chief Operating Officer
    Marc U. Porat, Ph.D..................................................................           --             --
         Former Chief Executive Officer
    Executive Group (9 persons)..........................................................           --             --
    Non-Executive Director Group (4 persons).............................................           --             --

    Non-Executive Officer Employee Group.................................................     From $3.825       151,017
                                                                                                to $11.90

                     REPORT OF THE COMPENSATION COMMITTEE OF
                 THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS


         In February 1996, the Compensation Committee considered the options held by the Company's executive officers and employees and the fact that a broad decline in the price of the Common Stock of the Company had resulted in a substantial number of stock options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan (the "Option Plan") having exercise prices well above the recent historical trading prices of the Common Stock. The Committee was advised by management that management believed that employee turnover was likely to increase in part because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the then current trading price, was less attractive than compensation offered by other companies in the same geographic location, since options granted to new hires at other companies would be granted at current trading prices.

         The Committee believed that (i) the Company's success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) that competition for such personnel would be intense, (iii) that the loss of key employees could have a significant adverse impact on the Company's business, and (iv) that it would be important and cost-effective to provide equity incentives to employees and executive officers of the Company to improve the Company's performance and the value of the Company for its stockholders. The Committee considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders and that such grants would potentially exceed the option reserve, resulting in a potential charge to earnings if the price at the time of the stockholders meeting was greater than the price at the time the grants were approved. The Committee recognized that an exchange of existing options with exercise prices higher than fair market value for options at fair market value would provide additional incentives to employees because of the increased potential for appreciation. The Committee also recognized that it could require the new options to be subject to new vesting restrictions so that optionees participating in the exchange would have incentives to remain with the Company. Considering these factors, the Committee determined it to be in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan at the optionee's election, with restarted vesting and exercise prices equal to current market value.

         Accordingly, in February 1996, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price, with vesting commencing on the date of the exchange. The Committee approved a new four year vesting schedule for the exchanged options. All exchanged options will terminate no later than ten (10) years from the date of the exchange. Accordingly, optionees who participated in the exchange received a lower exercise price in exchange for their forfeiture of accrued vesting on their exchanged options. The offer to exchange options was completed in March 1996; options for 1,597,183 shares with exercise prices ranging from $8.50 to $16.75 were exchanged for options for an equal number of shares at an exercise price of $7.4375, the fair market value of the Company's Common Stock on February 27, 1996, the date of the Committee's approval of the repricing. See EXECUTIVE COMPENSATION AND OTHER MATTERS -- "Ten-Year Option Repricings" table for further information concerning the repricing.

         In November 1996, as a result of the continued decline in the price of the Company's Common Stock, the Compensation Committee reviewed the options held by the Company's executive officers and employees and the fact that a substantial number of stock options granted pursuant to the Option Plan, including those repriced in February 1996, had exercise prices well above the recent historical trading prices of the Common Stock. The Committee was advised by management that management believed that employee turnover was likely to remain high because the employees held options with exercise prices significantly higher than the then current trading price of the Company's Common Stock.

         The Committee again considered all of the factors it had considered in connection with the repricing in February 1996, as well as the reduction of approximately one-quarter of the Company's work force in October 1996 related to the change in the Company's strategy and the need to retain and motivate its employees during this transition period. The Committee determined it to be in the best interests of the Company and its stockholders to restore the incentives for employees and executive officers to remain as employees of the Company and to exert their maximum efforts on behalf of the Company by granting replacement stock options under the Option Plan at the optionee's election, with exercise prices equal to current market value. In light of the repricing of stock options in February 1996 in which optionees who participated in the exchange forfeited all accrued vesting on their exchanged options, the Committee decided that vesting on the exchanged options should continue in accordance with the vesting schedule of the forfeited options; provided, however, that exchanged options may not be exercised until the earlier of (i) six months from the date of the repricing or (ii) the date the optionee is involuntarily terminated by the Company.

         Accordingly, in November 1996, the Committee approved an offer to all employees of the Company, including executive officers, to exchange outstanding options with exercise prices above the then current trading price for options with an exercise price equal to the current trading price, with vesting continuing in accordance with the vesting schedule of the forfeited option. All exchanged options will terminate no later than ten (10) years from the date of the exchange. Optionees who participated in the exchange received a lower exercise price on their exchanged options, subject to a restriction on the exercise of such options. The offer to exchange options was completed in November 1996; options for 2,948,846 shares with exercise prices ranging from $3.1875 to $16.6250 were exchanged for options for an equal number of shares at an exercise price of $2.8438, the fair market value of the Company's Common Stock on November 12, 1996, the date of the Committee's approval of the repricing. See EXECUTIVE COMPENSATION AND OTHER MATTERS -- "Ten-Year Option Repricings" table for further information concerning the repricing.


                                  COMPENSATION COMMITTEE
                                  Carl F. Pascarella
                                  Jerry Baker
                                  Roel Pieper

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is comprised of three non-employee directors. No member of the Compensation Committee is a current or former officer or employee of the Company. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the Amended and Restated 1990 Stock Option Plan (the "Option Plan"). In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION PHILOSOPHY.

         The Company applies a consistent compensation philosophy for all its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance, and seeks to design its total compensation package to elicit the highest degree of productivity and commitment from all executive officers.

COMPONENTS OF COMPENSATION.

         There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives: base salary, performance based bonuses and stock options.

         Base Salary.

         The Compensation Committee strives to offer salaries to its executive officers which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining the salaries of the executive officers, the Compensation Committee considers information provided by the Company's Chief Financial Officer and Director of Human Resources, as well as salary surveys and similar data available from independent sources.

         Marc U. Porat co-founded the Company and served as Chief Executive Officer from the Company's inception in May 1990 to September 1996. Dr. Porat's 1996 compensation, including a base salary of $175,481, was set by the Compensation Committee in 1995 and was not adjusted during 1996. In September 1996, the Company recruited a new Chief Executive Officer, Steven Markman. The Committee based Dr. Markman's salary on negotiations with him to join the Company and recognition of the significant responsibilities he assumed in developing and implementing a new strategy for the Company.

         The Chief Executive Officer is responsible for evaluating the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Compensation Committee. Performance evaluations for individual executive officers in 1996 were based on predetermined individual goals approved by the Chief Executive Officer. In addition to considering the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and the Chief Executive Officer placed significant weight on the financial condition of the Company in considering salary adjustments.

         Bonuses.

         Beginning in 1996, target amounts of cash bonuses for each executive officer under the Company's Executive Bonus Plan are set annually by the Compensation Committee and are specifically weighted for identified financial, management, strategic and operational goals. Performance against the established goals is determined annually by the Compensation Committee and, based on such determination, the Committee approves payment of appropriate bonuses. The Compensation Committee set Dr. Porat's achievable bonus for 1996 at $175,000. Upon reviewing Dr. Porat's performance with regard to quarterly performance objectives, weighted among specific personal and corporate objectives, the Compensation Committee determined not to award a bonus to Dr. Porat, the Company's Chief Executive Officer through September 1996. Dr. Markman, as part of his agreement with the Company, is entitled during the first twelve months of his employment, to a guaranteed bonus of at least twenty percent (20%) of his then current salary. Pursuant to this agreement, Dr. Markman accrued a bonus of $60,000 in 1996. Bonuses accrued in 1996 under the plan for other executive officers, as of the end year, represented between 12.15% and 38.19% of the total compensation of such officers.

         Equity Incentives.

         The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the stock ownership of other officers of the Company, the number of shares which continue to be subject to vesting under outstanding options, the compensation paid by other similarly situated companies to their executive officers and the expected future contribution of the officer to the Company's performance. The Committee gives primary weight to the officer's position and expected future contributions.

         The Compensation Committee considered it important to provide equity incentives to Dr. Markman as he develops and implements the Company's new business strategy. The Committee therefore granted Dr. Markman options for 750,000 shares that vest over a four-year period, as well as the right to purchase 135,000 restricted shares of the Company's Common Stock at a price of $0.10 per share, which he exercised in March 1997. Dr. Porat was not granted any options during 1996. Option grants during 1996 are described under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS" in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION.

         The Company has considered the amendments to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations of the Internal Revenue Service that restrict the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. In November 1996, the Compensation Committee determined that in order to retain and motivate key officers of the Company, it was in the best interests of the Company and its stockholders to amend the Option Plan to eliminate the limit on the number of shares for which options may be granted to any employee in a fiscal year. As a result of this amendment, the Option Plan does not qualify for an exception from the deduction limit. The Committee does not believe that the Company's compensation will be likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, concluded that the amendment to the Option Plan was necessary at this time. In the future, the Committee will continue to evaluate the advisability of not qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                            COMPENSATION COMMITTEE
                                            Carl F. Pascarella
                                            Jerry Baker
                                            Roel Pieper

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the H&Q Total Return Technology Index ("H&Q Index") for the period commencing on February 9, 1995(1) and ending on December 31, 1996.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                 FEBRUARY 9, 1995 THROUGH DECEMBER 31, 1996(2)
                  GENERAL MAGIC, INC., NASDAQ US AND H&Q INDEX



                               [GRAPHIC OMITTED]


                            Feb. 9, 1995      Dec. 29, 1995      Dec. 31, 1996
                            ------------      -------------      -------------
General Magic                  $100.00             $75.89             $16.52
Nasdaq US                      $100.00            $135.14            $166.24
H&Q Index                      $100.00            $142.44            $170.91



(1) The Company's initial public offering commenced on February 10, 1995. For purposes of this presentation, the Company has assumed that its initial offering price of $14.00 would have been the closing sales price on February 9, 1995, the day prior to commencement of trading.

(2) Assumes that $100.00 was invested on February 9, 1995 in the Company's Common Stock at the Company's initial offering price of $14.00 and at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

         Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 420 North Mary Avenue, Sunnyvale, California 94086, not later than January 8, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors


                                             /s/ Mary E. Doyle
                                             MARY E. DOYLE
                                             Secretary

May 8, 1997

                              GENERAL MAGIC, INC.
PROXY                        420 NORTH MARY AVENUE
                          SUNNYVALE, CALIFORNIA 94086

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Steven Markman and Mary E. Doyle as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of General Magic, Inc. held of record by the undersigned on April 21, 1997, at the Annual Meeting of Stockholders to be held on June 12, 1997 at 2:00 P.M. local time, at the Sunnyvale Hilton Inn, 1250 Lakeside Drive, Sunnyvale, California 94086, or any adjournment thereof.


                                                                    [SEE REVERSE
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)          SIDE]

[X] Please mark
    votes as in
    this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder of General Magic, Inc. If no direction is taken this proxy will be voted for Proposals 1, 2 and 3.

1.  Election of Directors

    Nominees: Steven Markman, Carl F. Pascarella, Roel Pieper

                      FOR                WITHHELD
                      [ ]                  [ ]

    [ ]                                                   MARK HERE
       --------------------------------------             FOR ADDRESS  [ ]
       For all nominees except as noted above             CHANGE AND
                                                          NOTE BELOW

2. To increase by 275,000 the aggregate maximum number of shares issuable under the Company's 1994 Employee Stock Purchase Plan.

                     FOR            AGAINST            ABSTAIN
                     [ ]              [ ]                [ ]

3. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

                     FOR            AGAINST            ABSTAIN
                     [ ]              [ ]                [ ]

4. At their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears to the left. When shares are held in joint tenancy, all of such persons should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                 Date          Signature                 Date
         -----------------    ----------          ----------------     --------